UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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EMERGENT BIOSOLUTIONS INC.

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April 8, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2010 Annual Meeting of Stockholders to be held on May 20, 2010 at 10:00 a.m., Eastern time, at the Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington, D.C. 20004. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2010 Annual Meeting of Stockholders and proxy statement that follow.

We hope you plan to attend the Annual Meeting. Please vote your shares, whether or not you plan to attend the meeting, by proxy using one of the methods described in the Notice of Internet Availability of Proxy Materials or our proxy statement. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

If you plan to attend the meeting, please bring photo identification for admission. If your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Emergent BioSolutions stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Fuad El-Hibri
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

TABLE OF CONTENTS

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 20, 2010
PROXY STATEMENT
STOCK OWNERSHIP INFORMATION
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
PROPOSAL ONE -- ELECTION OF DIRECTORS
PROPOSAL TWO -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS
OTHER MATTERS
EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 20, 2010 at 10:00 a.m., Eastern time, at the Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington, D.C. 20004. At the annual meeting, stockholders will consider and vote on the following matters:

1.	the election of Fuad El-Hibri, Jerome M. Hauer and Ronald B. Richard to serve as Class I directors, each for a term of three years; and

2.	the ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters that may come before the meeting.

The board of directors recommends that you vote FOR the election of each of the Class I director nominees and FOR Proposal 2. Stockholders of record at the close of business on March 24, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010

Our proxy statement, a proxy card and our 2009 annual report to stockholders are available on the Internet at http://materials.proxyvote.com/29089Q.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please take the time to vote now, whether or not you plan to attend the annual meeting. You may vote by proxy using one of the methods described in the Notice of Internet Availability of Proxy Materials or our proxy statement. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name. To obtain directions to the annual meeting, please call our Investor Relations department at (301) 795-1800.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Jay G. Reilly
Vice President - Legal Affairs, Corporate Secretary and
Acting General Counsel
Rockville, Maryland
April 8, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.
IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL
MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT

For the 2010 Annual Meeting of Stockholders
To Be Held On May 20, 2010

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Emergent BioSolutions Inc. for use at the 2010 Annual Meeting of Stockholders to be held on May 20, 2010 at 10:00 a.m., Eastern time, at the Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington, D.C. 20004, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors. A stockholder who submits a proxy may revoke or revise that proxy at any time before the annual meeting as described below.

Internet Availability of Proxy Materials

Consistent with rules adopted by the Securities and Exchange Commission, or SEC, we are furnishing proxy materials to our stockholders through a combination of making the materials available on the Internet and delivering a full set of printed copies of these materials to certain of our stockholders by mail. On or about April 9, 2010, we are mailing to our stockholders of record as of March 24, 2010 printed copies of our proxy statement, a proxy card and our 2009 annual report to stockholders. Beneficial owners of our common stock who own shares of our common stock in “street name” through a broker, bank or other nominee will receive only a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy statement, a proxy card and our 2009 annual report to stockholders, and will not receive printed copies of these materials unless such beneficial owners specifically request them in accordance with instructions provided by their broker, bank or other nominee.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of our annual meeting and help conserve natural resources. You can receive printed proxy materials by following the instructions included in the Notice of Internet Availability of Proxy Materials and this proxy statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

This proxy statement is first being made available to stockholders on or about April 9, 2010.

Copies of this proxy statement, a proxy card and our 2009 annual report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, will be furnished without charge to any stockholder upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 also are available in the Investors section of our website at www.emergentbiosolutions.com and the SEC’s website at www.sec.gov. This proxy statement, our 2009 annual report to stockholders and a proxy card are available on the Internet at http://materials.proxyvote.com/29089Q.

Voting Securities and Votes Required

Stockholders of record at the close of business on March 24, 2010 will be entitled to notice of and to vote at the annual meeting. On that date, 31,004,343 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of Ernst & Young LLP as our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the annual meeting.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees whose proxies indicate that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to such matters.

Under recent changes to New York Stock Exchange, or NYSE, rules, the proposal to elect the three nominees to serve as Class I directors is a non-discretionary item, which means that if you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares in its discretion on this proposal and your shares will be treated as “broker non-votes.” We urge you to provide voting instructions to your broker, bank or other nominee so that your votes may be counted.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 is a discretionary item under NYSE rules. Accordingly, brokers, banks and other nominees may exercise discretionary authority with respect to this proposal if you do not provide voting instructions.

A stockholder of record may vote such stockholder’s shares by proxy using one of the methods described below. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Corporate Secretary a duly executed proxy card bearing a later date than the proxy being revoked, or by submitting a new proxy using one of the other methods described below, at any time before that proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in your proxy how your shares are to be voted, they will be voted in favor of the election as Class I directors of those persons named as nominees in this proxy statement and in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with any instructions you provide. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

•	By Internet. To vote by Internet, go to www.voteproxy.com and follow the instructions you find on this website. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors. If you vote by Internet, you do not need to mail in a proxy card.

•	By Telephone. To vote by phone, call 1-800-PROXIES (1-800-776-9437) toll-free from the United States or 1-718-921-8500 from foreign countries and follow the instructions. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors. If you vote by telephone, you do not need to mail in a proxy card. Stockholders with rotary telephone service will not be able to vote by telephone.

•	By Mail. Complete, date and sign a proxy card and mail it to American Stock Transfer & Trust Company using the enclosed envelope. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to request printed copies of our proxy materials and how to vote. If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy available on our website. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the Notice of Internet Availability of Proxy Materials or annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2010 by each of our named executive officers, each of our directors and director nominees, all of our executive officers and directors as a group and each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock. There were 31,004,343 shares of our common stock outstanding on March 24, 2010.

	Outstanding Shares	Right to Acquire		Percentage of
	Beneficially	Beneficial	Total Shares	Shares Beneficially
Name of Beneficial Owner	Owned(1)	Ownership(2)	Beneficially Owned	Owned

Named executive officers, directors and director nominees
Fuad El-Hibri(3)	12,055,048	96,300	12,151,348	39.07%
Daniel J. Abdun-Nabi	33,150	170,408	203,558	*
R. Don Elsey	300	61,185	61,485	*
Kyle W. Keese	336	73,468	73,804	*
Denise Esposito(4)	500	50,767	51,267	*
Dr. Sue Bailey	—	11,600	11,600	*
Zsolt Harsanyi, Ph.D.	—	36,000	36,000	*
Jerome M. Hauer	—	47,156	47,156	*
Ronald B. Richard	—	46,000	46,000	*
Louis W. Sullivan, M.D.	—	74,356	74,356	*
All executive officers and directors as a group (10 persons)	12,088,834	657,074	12,745,908	40.26%
5% stockholders
Intervac, L.L.C.	6,643,794	—	6,643,794	21.43%
BioPharm, L.L.C.	2,965,043	—	2,965,043	9.56%
Biovac, L.L.C.	1,599,155	—	1,599,155	5.16%
Royce and Associates(5)	2,525,247	—	2,525,247	8.14%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table is c/o Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

(2)	Consists of shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 24, 2010. Shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 24, 2010 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)	Mr. El-Hibri has a pecuniary ownership interest in 6,180,606 shares of our common stock through his direct holdings in certain of his affiliates, which represents approximately 19.9% of our outstanding common stock and 96,300 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 24, 2010 that are deemed to be outstanding and beneficially owned. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

• 6,643,794 shares held by Intervac, L.L.C.;

• 2,965,043 shares held by BioPharm, L.L.C.;

• 1,599,155 shares held by Biovac, L.L.C.;

• 832,023 shares held directly by Mr. El-Hibri;

• 96,300 shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 24, 2010; and

• 15,033 shares held by trusts indirectly controlled by Mr. El-Hibri.

For more information regarding the beneficial ownership and voting of these shares, see “— Stockholder Arrangements” below.

(4)	Ms. Esposito served as our Senior Vice President Legal Affairs, General Counsel and Secretary until March 12, 2010, when her employment with us terminated.

(5)	Based on information of beneficial ownership as of December 31, 2009 included in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2010. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

Stockholder Arrangements

Additional information regarding the beneficial ownership of the shares held by our principal stockholders is set forth below.

Intervac, L.L.C.

Fuad El-Hibri, our chief executive officer and the chairman of our board of directors, is the general manager of Intervac, L.L.C. and in that capacity has the power to vote and dispose of all shares of our common stock held by Intervac. Mr. El-Hibri and his wife, as tenants by the entirety, hold a 41.1072% equity interest in Intervac. Under a voting agreement with the Shirley G. Crowe Revocable Trust, Mr. El-Hibri has the power to vote an additional 20.2694% of the ownership interests in Intervac on any matter. As a result, Mr. El-Hibri has the power to direct the voting of more than 50% of the aggregate ownership interests in Intervac. The voting agreement between Mr. El-Hibri and the Shirley G. Crowe Revocable Trust automatically terminates on October 21, 2010. Mr. El-Hibri disclaims beneficial ownership of the shares of common stock held by Intervac for purposes of Section 16, except to the extent of his pecuniary interest in 2,731,079 shares.

BioPharm, L.L.C.

Mr. El-Hibri holds a 40.17% equity interest in BioPharm, L.L.C. and more than 50% of the class B ownership units of BioPharm, and has the power to direct the voting and disposition of all shares of our common stock held by BioPharm. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16, except to the extent of his pecuniary interest in 1,191,058 shares.

Biovac, L.L.C.

Mr. El-Hibri with his wife, as tenants by the entirety, hold 89.2% of the ownership interests in Biovac, L.L.C. and have the power to vote and dispose of all shares of our common stock held by Biovac. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16, except to the extent of his pecuniary interest in 1,426,446 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2009, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis except for one Form 4 required to be filed by Mr. Keese to report a change in his beneficial ownership arising from sales of our common stock.

Disclosure of Certain Information on our Website

We may make disclosure of the following information on our corporate website at www.emergentbiosolutions.com:

•	the identity of the presiding director at meetings of non-management or independent directors (or the method of selecting the presiding director if such director changes from meeting to meeting);

•	the method for interested parties to communicate directly with the presiding director or with non-management or independent directors as a group;

•	the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by the board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•	contributions by us to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

CORPORATE GOVERNANCE

General

Our board of directors is currently authorized to have, and currently has, seven members and is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Fuad El-Hibri, Jerome M. Hauer and Ronald B. Richard are Class I directors with terms expiring at the 2010 annual meeting of stockholders. Zsolt Harsanyi, Ph.D. and Louis W. Sullivan, M.D. are Class II directors with terms expiring at the 2011 annual meeting. Daniel Abdun-Nabi and Dr. Sue Bailey are Class III directors with terms expiring at the 2012 annual meeting. Mr. El-Hibri is the chairman of our board of directors. For more information regarding the members of our board of directors, see “Proposal One — Election of Directors” below.

Our board of directors believes that good corporate governance is important to ensure that Emergent BioSolutions is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.”

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Emergent BioSolutions and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, include the following:

•	the board of directors’ principal responsibility is to oversee the management of Emergent BioSolutions;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NYSE rules, a director will only qualify as “independent” if our board of directors affirmatively determines that such director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if such director is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if such director:

•	is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company with which such director serves as an executive officer; or

•	serves as an officer, director or trustee of a tax exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Our board of directors has determined that Dr. Bailey, Dr. Harsanyi, Mr. Richard and Dr. Sullivan meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Our board of directors reached the same conclusion with respect to Joe M. Allbaugh, who served as a member of our board of directors until his departure from the board upon the expiration of his term as a Class III director on May 21, 2009 at our 2009 annual meeting of stockholders.

Board of Directors Meetings and Attendance

Our board of directors met seven times during the fiscal year ended December 31, 2009, either in person or by teleconference. During 2009, each of our directors attended at least 75% of the aggregate of the number of board meetings held during the period for which such director has been a director and of meetings held by all committees on which such director then served.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. Mr. Abdun-Nabi, Dr. Bailey, Mr. El-Hibri, Dr. Harsanyi, Mr. Hauer, Mr. Richard and Dr. Sullivan attended the 2009 annual meeting of stockholders.

The Board’s Role in Risk Oversight

Our board of directors is actively engaged in oversight of risks we face, and consideration of the appropriate responses to those risks. The audit committee of our board of directors periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The audit committee also reviews and comments on a periodic risk assessment performed by management. After the audit committee performs its review and comment function, it reports any significant findings to our board of directors. The board of directors is responsible for oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.

Governance Structure and Lead Director

Our board of directors has chosen to combine the principal executive officer and board chairman positions. Mr. El-Hibri has served as the principal executive officer and chairman of our board of directors since June 2004, and since May 1998 with our predecessor company, BioPort Corporation. The independent directors of our board believe that Mr. El-Hibri’s past experience with us and knowledge of our operations make him uniquely qualified to serve as principal executive and chairman. Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Mr. El-Hibri is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Dr. Sullivan as the lead director. As lead director, Dr. Sullivan serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between Mr. El-Hibri and other members of the board of directors, determines the need for special meetings of the board of directors and consults with Mr. El-Hibri on matters relating to corporate governance and board performance.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Blvd, Suite 400, Rockville, Maryland 20850.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	assisting the board to oversee our compliance with legal and regulatory requirements;

•	periodically discussing our risk management policies, and reviewing and commenting on a periodic risk assessment by management;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 11 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, Mr. Richard and Dr. Sullivan. Dr. Harsanyi chairs the committee. Our board of directors has determined that Dr. Harsanyi qualifies as an “audit committee financial expert” as defined by applicable SEC rules. Our audit committee met five times during 2009, either in person or by teleconference.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 14 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 24 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “— Executive and Director Compensation Processes.”

The members of our compensation committee are Mr. Richard, Dr. Bailey and Dr. Harsanyi. Mr. Richard chairs the committee. Dr. Bailey replaced Joe M. Allbaugh as a member of our compensation committee upon the expiration of Mr. Allbaugh’s term as a Class III director on May 21, 2009 at our 2009 annual meeting of stockholders. Our compensation committee met five times during 2009, either in person or by teleconference.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing an annual evaluation of the board of directors.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

The members of our nominating and corporate governance committee are Dr. Sullivan, Mr. Richard and Dr. Bailey. Dr. Sullivan chairs the committee. Mr. Richard replaced Joe M. Allbaugh as a member of our nominating and corporate governance committee upon the expiration of Mr. Allbaugh’s term as a Class III director on May 21, 2009 at our 2009 annual meeting of stockholders. Our nominating and corporate governance committee met five times during 2009, either in person or by teleconference.

Executive and Director Compensation Processes

The compensation committee has implemented an annual review program for our executives pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual stock option awards granted to our executives. Our chief executive officer and vice president of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee considers corporate goals and objectives relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals and objectives and determines and approves the compensation of the chief executive officer based on this evaluation.

The board of directors has delegated to our chief executive officer and our president and chief operating officer the authority to grant stock options and restricted stock units to employees under our Amended and Restated 2006 Stock Incentive Plan. Neither the chief executive officer nor the president and chief operating officer was authorized to grant options or restricted stock units to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee or to any person who the board of directors or the compensation committee may from time to time designate in writing. In addition, the board did not authorize the chief executive officer and the president and chief operating officer to grant, in the aggregate, options and restricted stock units with respect to more than 2,000,000 shares of common stock or to grant to any person, in any one calendar year, options and restricted stock units with respect to more than 287,700 shares of common stock, in each case as counted against the maximum aggregate number of shares of common stock available for issuance under our Amended and Restated 2006 Stock Incentive Plan.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2009, the compensation committee retained Towers Watson as an outside consultant to advise the compensation committee on market compensation practices and the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant three times in 2009 and four times in 2010, at the time salary, annual bonus targets and stock option grant guidelines were being recommended for the chief executive officer and the other executive officers. This compensation consultant performed executive compensation services solely in support of the compensation committee and did not perform any other services for management.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, our corporate governance guidelines state that it is an overriding goal of the board of directors to strive for diversity in the composition of the membership of the board of directors.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals” in this proxy statement.

At the 2010 annual meeting, our stockholders will be asked to consider the election of Fuad El-Hibri, Jerome M. Hauer and Ronald B. Richard. Mr. El-Hibri, Mr. Hauer and Mr. Richard were all previously elected as Class I directors at our 2007 annual meeting of stockholders.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2009, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

Fee Category	2009	2008

Audit Fees(1)	$927,800	$965,241
Audit-Related Fees(2)	21,000	47,500
Tax Fees(3)	232,896	365,742
All Other Fees	—	—

Total Fees	$1,181,696	$1,378,483

(1)	Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to the filing of our registration statement to register additional shares under our Amended and Restated 2006 Stock Incentive Plan, accounting consultation regarding a potential contract award and the filing of our shelf registration statement in 2008.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $148,696 of the total tax fees billed in 2009 and $119,731 of the total tax fees billed in 2008. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations, and tax advice related to acquisitions, structure and transfer pricing.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2009 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors of Emergent BioSolutions Inc.

Zsolt Harsanyi, Ph.D., Chair
Ronald B. Richard
Louis W. Sullivan, M.D.

Transactions with Related Persons

Consulting Agreement

Since March 2006, we have been a party to consulting agreements with The Hauer Group, which provides us with strategic consulting and domestic marketing advice. Jerome Hauer, who is a member of our board of directors, is the chief executive officer of The Hauer Group, and Mr. Hauer and his wife are the sole owners of The Hauer Group. Under the terms of the consulting agreements that were in effect during 2009 and the consulting agreement that is currently in effect, we pay The Hauer Group $15,000 per month for its services. The current agreement expires on April 1, 2011. Under these consulting agreements, we paid The Hauer Group $180,000 in 2009 and $45,000 in the three months ended March 31, 2010.

Agreements with Intergen N.V.

On February 10, 2009, we entered into an amended and restated marketing agreement with Intergen N.V. The marketing agreement amends and restates a prior amended and restated marketing agreement. The marketing agreement is effective as of November 5, 2008, the date the prior agreement expired in accordance with its terms.

Yasmine Gibellini, the chairperson and a major shareholder of Intergen, is the sister of Fuad El-Hibri, our chief executive officer and chairman of our board of directors. Under the marketing agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax, recombinant Protective Antigen (rPA) anthrax vaccine, anthrax immune globulin therapeutic, recombinant botulinum vaccine and botulinum immune globulin therapeutic in Saudi Arabia, Qatar and United Arab Emirates, unless the export of such products to any of these countries is prohibited by the U.S. government. The appointment is non-exclusive. We agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in Saudi Arabia, and 15% in Qatar and United Arab Emirates. Under the marketing agreement, we agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract. The marketing agreement has a one-year term currently expiring on November 5, 2010, and will be extended automatically for successive one-year terms unless terminated by either party. Either party may terminate the marketing agreement on 90 days notice. We have not paid Intergen any fees to date under this agreement.

In January 2000, we entered into a termination and settlement agreement with Intergen under which we were obligated to pay Intergen a $70,000 settlement payment when we received more than $3.0 million in the aggregate pursuant to contracts for sale of anthrax vaccine to a party other than the U.S. government. We paid this settlement payment in February 2009.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates.

Number of Shares of
Name	Common Stock

Intervac, L.L.C.	6,643,794
BioPharm, L.L.C.	2,965,043
Biovac, L.L.C.	1,599,155

Demand registration rights.  Subject to specified limitations, holders of these registrations rights may, beginning 90 days after our initial public offering, require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights.  If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock subject to the registration rights in the registered offering.

Limitations and expenses.  With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Under the audit committee charter that was in place prior to our initial public offering, the audit committee was responsible for reviewing and approving related person transactions. In reviewing such transactions, the audit committee considered the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by the audit committee. There were no related person transactions in 2009 with respect to which these policies and procedures were not followed.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers and their respective ages and positions as of March 24, 2010 are as follows:

Name	Age	Position

Fuad El-Hibri	52	Chairman of the Board of Directors and Chief Executive Officer
Daniel J. Abdun-Nabi	55	President and Chief Operating Officer
R. Don Elsey	56	Senior Vice President Finance and Administration, Chief Financial Officer and Treasurer
Kyle W. Keese	48	Senior Vice President Manufacturing Operations
Stephen Lockhart	53	Senior Vice President Product Development

Fuad El-Hibri.  For more information about Mr. El-Hibri, see his biography under the caption “Proposal One — Election of Directors.”

Daniel J. Abdun-Nabi.  For more information about Mr. Abdun-Nabi, see his biography under the caption “Proposal One — Election of Directors.”

R. Don Elsey.  Mr. Elsey has served as Senior Vice President Finance and Administration since May 2007, Chief Financial Officer since March 2006 and Treasurer since June 2005. Mr. Elsey previously served as vice president, finance from June 2005 to May 2007. Mr. Elsey served as the director of finance and administration at IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey received an M.B.A. in finance and a B.A. in economics from Michigan State University. Mr. Elsey is a certified management accountant.

Kyle W. Keese.  Mr. Keese has served as Senior Vice President Manufacturing Operations since January 2008. Mr. Keese previously served as senior vice president, corporate affairs from May 2007 to January 2008, senior vice president, marketing and communications from March 2006 to May 2007 and vice president, sales and marketing of Emergent BioSolutions from June 2004 to March 2006 and of BioPort Corporation from June 2003 to June 2004. Mr. Keese served as vice president, business development for Antex Biologics, Inc., a biotechnology company, from March 2001 to May 2003, when we acquired substantially all of the assets of Antex. Prior to joining Antex, Mr. Keese served in various business development, marketing and sales management positions at IGEN International and Abbott Laboratories and as an officer in the U.S. Navy. Mr. Keese received an M.B.A. from National University and a B.A. in mathematics and computer science from Tulane University.

Stephen Lockhart.  Dr. Lockhart has served as Senior Vice President Product Development since June 2008. Dr. Lockhart previously served as the president of our subsidiary, Emergent BioSolutions Product Development UK Ltd., from October 2007 to June 2008. Prior to joining Emergent, Dr. Lockhart served as assistant vice president in charge of global bacterial vaccine clinical research at Wyeth Pharmaceuticals, a pharmaceutical and health care product company, from January 2005 until October 2007 and as senior director of global bacterial vaccine clinical research at Wyeth from August 2000 to January 2005. Dr. Lockhart received an M.A. from Cambridge University and received his advanced medical and research degrees from the University of Oxford. Dr. Lockhart is a Fellow of the Faculty of Pharmaceutical Medicine.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

The compensation committee of our board of directors oversees our executive compensation programs. In this role, the compensation committee reviews and approves all compensation decisions relating to our executive officers. The compensation committee has hired Towers Watson as its independent compensation consultant and instructed Towers Watson to provide competitive compensation data and assist with the implementation of various aspects of our annual bonus plan and long-term incentive program. Towers Watson provides data and advice that the compensation committee considers in making its decisions.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

•	a significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance;

•	compensation opportunities should be competitive with similarly sized, commercial-stage biotechnology companies;

•	the equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand; and

•	supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

We have designed our compensation programs to reflect these four principles.

A significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance.  We believe that the performance of senior executives has a significant impact on the overall performance of our company. To that end, a significant portion of the compensation opportunity provided to our senior executives is variable based on performance. We consider both annual cash bonuses and equity awards to be variable compensation.

The following table sets forth information regarding the targeted mix of compensation for 2009 for our chief executive officer and our other named executive officers. The percentages in the following table are based on target annual cash bonuses for 2009 and equity awards made in 2009 for performance in 2009. The target value delivered by long-term, equity-based awards is calculated based on a modified Black-Scholes model as described further in the Equity Awards discussion. While we set each compensation element independently based on market practice and there is no formal policy with respect to allocation between elements, the compensation committee reviews the following percentages to ensure they align with our principle of significant variable-based compensation.

		Other Named
	Chief Executive	Executive Officers
Compensation Element (Targeted)	Officer	(Average)

Short-term, cash-based
Base salary	27%	38%
Annual cash bonus	17%	16%
Long-term, equity-based
Equity awards	56%	46%

Compensation opportunities should be competitive with similarly sized, commercial-stage biotechnology companies.  In making compensation decisions, the compensation committee compares our executive compensation to that paid by a peer group of biotechnology companies that we consider competitors for executive talent. To set salaries, target bonus percentages and long-term incentive award guidelines, the compensation committee reviews data in the Radford Global Life Sciences Survey, which collects information from several hundred companies in our industry and which we refer to as the Radford Survey. The compensation committee considered blended data from the Radford Survey, giving equal weight to data from (i) companies employing 150 to 499 employees and (ii) companies employing over 500 employees.

As a second data point, we compare the salary, target bonus and long-term incentive award values of each executive to data from proxy statements of similarly-sized biotechnology companies that are generally in a similar phase of business life cycle as us. We refer to this group of companies as the proxy peer group. The list of companies is identified by management based on recommendations from our outside compensation consultant. The criteria for selecting companies for inclusion in the proxy peer group includes:

•	revenues;

•	number of employees; and

•	market capitalization.

Because many of the companies in the proxy peer group participate in the Radford Survey, compensation levels from the two benchmarks are generally consistent.

In February 2010, the compensation committee met to discuss our approach to benchmarking, including the use of the Radford Survey in making compensation decisions and the composition of the proxy peer group. The compensation committee confirmed that the historical approach would continue to apply in making 2010 compensation decisions. Additionally, the compensation committee made minor adjustments to the proxy peer group based on recommendations from our compensation consultant, and discussed and considered the benchmarking data. Specifically, the compensation committee gave consideration to proxy peer groups comprised of the following companies for each respective year:

2009 Proxy Peer Group	2010 Proxy Peer Group
— Array BioPharma Inc.	— Alkermes Inc.
— Auxilium Pharmaceuticals Inc.	— Array BioPharma Inc.
— Cubist Pharmaceuticals Inc.	— Auxilium Pharmaceuticals Inc.
— CV Therapeutics Inc.	— BioMarin Pharmaceutical Inc.
— Human Genome Sciences Inc.	— Cubist Pharmaceuticals Inc.
— ImmunoGen Inc.	— Human Genome Sciences Inc.
— Lexicon Pharmaceuticals Inc.	— ImmunoGen Inc.
— Medarex Inc.	— Meridian Bioscience Inc.
— Meridian Bioscience Inc.	— Nektar Therapeutics
— Nektar Therapeutics	— OSI Pharmaceuticals Inc.
— Noven Pharmaceuticals Inc.	— Progenics Pharmaceuticals Inc.
— OSI Pharmaceuticals Inc.	— Regeneron Pharmaceuticals Inc.
— Progenics Pharmaceuticals Inc.	— ViroPharma Inc.
— ViroPharma Inc.	— ZymoGenetics Inc.
— ZymoGenetics Inc.

The equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand.  We grant annual equity awards to align the compensation opportunity for our executives with stockholder value creation. Prior to 2010, we granted only stock options. Beginning in 2010, we grant a mix of stock options and restricted stock units such that 50% of the total long-term incentive award is delivered through each form of compensation.

With stock options, executives are rewarded if our stock price increases above the exercise price of the stock option. We believe that stock option grants are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. We believe that restricted stock units are another effective tool for motivating, retaining and incentivizing executives, especially when used in addition to stock option grants. The stock ownership opportunities afforded by restricted stock units align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options. In addition, we believe that stock options and restricted stock units are simple for participants to understand because we have engaged in broad training to ensure that these forms of equity-based compensation are familiar to our executives. The compensation committee has reviewed and will continue to monitor market trends with respect to equity incentives and may periodically evaluate the appropriateness of other forms of equity-based compensation.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.  We believe that performance-based compensation should receive the greatest weighting in compensation opportunities for executives. Accordingly, we use supplemental benefits on a case-by-case basis only to the extent we consider necessary to attract or retain particular executives. Other than providing certain executives with the use of a car, our grant of these benefits has been minimal. No named executive officer received this benefit in 2009.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	base salary;

•	discretionary annual cash bonuses;

•	equity awards;

•	insurance, retirement and other traditional employee benefits; and

•	severance and change of control benefits.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, the compensation committee, after reviewing information provided by the outside compensation consultant, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. Compensation can increase or decrease significantly from year to year, depending on variances in performance over time, or changes in compensation components to reflect changed responsibilities.

The total liabilities associated with severance and change in control benefits are quantified annually for our named executive officers and provided to the compensation committee. However, the compensation committee does not generally consider these benefits in making current salary and bonus decisions.

In March 2009, the compensation committee met to establish 2009 base salaries and target bonus percentages. Further discussion and analysis of those decisions are set forth in our 2009 proxy statement. In general, the compensation committee made determinations of the amount of each executive’s base salary and target bonus percentage based on a variety of factors, including the executive’s seniority, level of responsibility, individual performance and potential future contributions to our company. The compensation committee considered Mr. El-Hibri’s strategic leadership, securing of a $404 million BioThrax procurement contract, acquisition of rights to a tuberculosis vaccine candidate, completion of a corporate strategic plan, and success in driving an increase in stock price. With respect to Mr. Abdun-Nabi, the compensation committee considered his operational leadership, development of the management team, negotiation of a contract with the U.S. Department of Health and Human Services, or HHS, securing of the BioThrax procurement contract, acquisition of additional product candidates, and advancement of public affairs projects and initiatives. For Mr. Elsey, the compensation committee considered his efforts in producing quality SEC filings, operational leadership of the finance group, oversight of Sarbanes-Oxley compliance efforts, and initiative in investor relations. With respect to Ms. Esposito, the compensation committee considered her involvement in the establishment of our tuberculosis joint venture, the acquisition of our monoclonal antibody product candidate, and the acquisition of our rPA product candidate. For Mr. Keese, the compensation committee considered his completion of a manufacturing plan for our rPA product candidate, enhancement of the project management group, establishment of a manufacturing strategic plan, and progress with respect to our Lansing manufacturing facility. The following sections set forth a detailed discussion of the compensation committee’s decisions made in March 2010, based on fiscal year 2009 performance.

Base Salary.  We provide base salaries to executive officers within a competitive range in an amount generally based in the aggregate around the 50th percentile of the Radford Survey data as described above. However, the percentile for any given executive may vary below or above this target, sometimes substantially, based on a variety of factors, including the executive’s seniority, time in role, scope of responsibilities, individual performance and potential future contributions to our company. In addition, we consider our overall financial and stock price performance in making decisions to raise executive salaries. The compensation committee reviews base salaries at least annually and adjusts such salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. The factors considered in making a specific adjustment to base salary may relate to increased emphasis on the factors that were used to set the initial base salary for a particular executive officer, or reflect a new factor that arises in the course of our operations.

The compensation committee used the Radford Survey data and gave consideration to the proxy peer group in approving the annual base salaries paid to our named executive officers for 2009 that are described in “Executive

Compensation” below, and in approving the following 2010 annual base salaries as summarized in the following table.

Named Executive Officer	2010 Base Salary	Increase from 2009

Fuad El-Hibri	$625,600	8.8%
Daniel J. Abdun-Nabi	$444,475	8.2%
R. Don Elsey	$357,698	13.3%
Denise Esposito(1)	$315,016	9.9%
Kyle W. Keese	$325,000	13.4%

(1)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment.

On average, the compensation committee increased 2010 base salaries for the named executive officers 10.7% over the prior year. The base salaries for all named executive officers increased significantly from the prior year because the data from both benchmarking data from the Radford Survey and the validation data from the proxy peer group indicated that the base salaries for 2009 were well below the 50th percentile. Mr. El-Hibri’s increase was comprised of a 2.8% market adjustment increase based on Radford Survey data, with the balance comprised of a merit-based increase due to his involvement in achieving revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore. Mr. Abdun-Nabi’s increase was comprised of a 3.0% market adjustment increase based on Radford Survey data, with the balance comprised of a merit-based increase due to his involvement in achieving revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore. Mr. Elsey’s increase was comprised of a 10.0% market adjustment increase based on Radford Survey data, with the balance comprised of a merit-based increase due to his progress to date on enterprise risk management, expanding areas of responsibility and evolution of skills. Ms. Esposito’s increase was comprised of a 6.7% market adjustment increase based on Radford Survey data, with the balance comprised of a merit-based increase due to her increased seniority and management of litigation initiatives. Mr. Keese’s increase was comprised of a 9.02% market adjustment increase based on Radford Survey data, with the balance comprised of a merit-based increase due to his involvement in the number of doses of BioThrax produced during the year, manufacturing success rates, design of a changeover procedure for our new Lansing manufacturing facility, and the purchase of a large-scale manufacturing facility in Baltimore.

In establishing base salaries, the compensation committee also considered the specific contributions made to our company by each executive, the experience of each executive in such executive’s role, and in the case of Mr. Abdun-Nabi, the additional responsibilities he bears in serving as both president and chief operating officer.

Discretionary Annual Cash Bonuses.  The compensation committee has the authority to award discretionary annual cash bonuses to our executives. Each executive is eligible for a discretionary annual bonus, which is intended to motivate each executive and compensate such executive for achieving financial and operational goals and individual performance objectives. We pay discretionary annual bonuses in cash in an amount reviewed and approved by the compensation committee, which is determined as follows:

•	a target bonus percentage for each executive, multiplied by

•	a corporate factor, multiplied by

•	an individual factor, multiplied by

•	the base salary of each executive.

The philosophy of the compensation committee is to set bonus targets at approximately the 50th percentile as measured against the Radford Survey data. In March 2009, the compensation committee used the Radford Survey data and gave consideration to the proxy peer group in approving the following target annual cash bonus percentages for the following executives for 2009: 65% for Mr. El-Hibri, 45% for Mr. Abdun-Nabi, 45% for Mr. Elsey, 45% for Ms. Esposito and 40% for Mr. Keese.

In the first quarter of 2009, the management team discussed a number of proposed corporate goals for consideration by the compensation committee, comprised primarily of financial, business development, manufacturing, product development and clinical targets. The corporate factor used in the calculation of each executive’s bonus is generally based on the extent to which we achieve the corporate goals approved or used by the compensation committee.

During the course of 2009, Mr. El-Hibri and members of the compensation committee had ongoing communications regarding goals and specific performance expectations for Mr. El-Hibri for 2009, and Mr. El-Hibri had similar communications with each executive with respect to goals and specific performance expectations for each of them. Performance expectations vary depending on the individual executive, but relate generally to strategic factors such as product development and business goals and to financial factors such as our total revenue for the year. The individual factor used in the calculation of each executive’s bonus is based on the extent to which each of those executives achieved the goals and satisfied the performance expectations approved or used by the compensation committee.

In January 2010, the compensation committee met to determine the corporate factor to be applied to bonuses to be paid for 2009 performance. The compensation committee determined to establish a corporate factor of 1.0, taking into account our achievement of revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore.

Mr. El-Hibri performed a review of the individual performance of each executive officer other than himself based on each executive’s achievement of goals and performance. Based on that evaluation, Mr. El-Hibri then made a recommendation of a bonus award to the compensation committee. Despite the establishment of target annual cash bonus percentages, the bonus awards are discretionary. The compensation committee performed its own analysis of the performance of Mr. El-Hibri and of the performance of the other executive officers based in part on information and analysis provided by Mr. El-Hibri, and determined the bonus award amounts for each named executive officer, which are described in “Executive Compensation” below. In determining the amounts of bonus awards, the compensation committee does not rely on a formula that assigns a predetermined value to any performance expectations included in either the corporate factor or the individual factor nor does the compensation committee necessarily limit its determination to a consideration of the performance expectations specifically discussed with each executive during the course of the year. In its discretion, the compensation committee may make actual cash bonus awards that are greater or less than the target percentage. Although the compensation committee generally does not pay more than 150% of an executive’s target bonus potential, the compensation committee retains the authority to exceed this range.

In making its bonus determination for Mr. El-Hibri, the compensation committee considered Mr. El-Hibri’s involvement in achieving revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore. In making its bonus determination for Mr. Abdun-Nabi, the compensation committee considered Mr. Abdun-Nabi’s involvement in achieving revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore. In making its bonus determination for Mr. Elsey, the compensation committee considered Mr. Elsey’s progress to date on enterprise risk management, expanding areas of responsibility and evolution of skills. In making its bonus determination for Ms. Esposito, the compensation committee considered Ms. Esposito’s management of outside counsel, progress on resolving disputes with various customers, and management of litigation initiatives. The compensation committee was aware of Ms. Esposito’s possible departure when making its bonus determination, but did not factor the departure into its evaluation of Ms. Esposito’s 2009 performance or the decision of whether or to what extent to pay a bonus. In making its bonus determination for Mr. Keese, the compensation committee considered Mr. Keese’s involvement in the number of doses of BioThrax produced during the year, manufacturing success rates, design of a changeover procedure for our new Lansing manufacturing facility, and the purchase of a large-scale manufacturing facility in Baltimore.

The following table summarizes bonuses awarded for 2009 performance in March 2010.

		Bonus Amount as %
Named Executive Officer	Bonus Amount	of Target Bonus

Fuad El-Hibri	$485,900	130%
Daniel J. Abdun-Nabi	$231,169	125%
R. Don Elsey	$142,057	100%
Denise Esposito(1)	$109,634	85%
Kyle W. Keese	$143,312	125%

(1)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment.

In February 2010, the compensation committee adopted a new, formal Annual Bonus Plan for Executive Officers, or Bonus Plan, which the compensation committee will use to determine annual bonuses to be awarded to executive officers for performance in 2010. The compensation committee may also make discretionary bonuses outside of the framework of the Bonus Plan, but in general, for 2010 each participant’s annual bonus will be determined by multiplying the participant’s annual base salary by (a) a target bonus percentage for such participant, (b) a corporate factor ranging from 0 to 1.5, based on our achievement of corporate goals determined by the compensation committee, and (c) an individual factor ranging from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and participation in the achievement of the corporate goals and achievement of individual goals determined by the compensation committee. The compensation committee also established 2010 corporate goals and individual goals for executive officers pursuant to the Bonus Plan. The 2010 corporate goals include one goal related to business development activities, one goal related to manufacturing activities, a clinical trial goal, and achievement of a financial target. The 2010 individual goals for each executive officer include the four corporate goals, and two to three other participant-specific goals.

In March 2010, the compensation committee considered the Radford Survey data and the proxy peer group to set target annual cash bonus percentages under the Bonus Plan for 2010 performance as follows: 70% for Mr. El-Hibri, 50% for Mr. Abdun-Nabi, 45% for Mr. Elsey, 45% for Ms. Esposito and 40% for Mr. Keese. None of the executives is guaranteed an annual cash bonus for 2010.

Equity Awards.  Based on market practice and our objective to align executives’ interest with those of our stockholders, we use equity-based awards as the sole form of long-term incentive compensation for executives and other employees. Prior to 2010, we used stock options as the sole form of equity-based awards. Because we believe that restricted stock units are another effective tool for motivating and incentivizing executives, especially when used in addition to stock option grants, and that stock ownership opportunities afforded by restricted stock units align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options, starting in 2010 we use a mix of stock options and restricted stock units as long-term incentive compensation. All stock option awards to executive officers in 2009 and stock option and restricted stock unit awards to executive officers in 2010 were made by the compensation committee.

For option grants made in 2009, we relied on general guidelines that the compensation committee reviewed and approved in February 2009 based on data provided by the independent compensation consultant to determine annual option grants to executives. The guidelines determined the amount of annual equity grants that we may make to executives and other employees based on the expected value to be conveyed and included a minimum, midpoint, high and maximum target value of equity to be awarded to each participant level. The specific option grant each executive received in 2009 was based on these guidelines and other factors, including the executive’s individual performance and potential future contribution to our company. A modified Black-Scholes valuation indicated that the midpoint of the range for each participant level provided for an annual option award between the 50th and 75th percentile of long-term incentive values as compared to the Radford Survey data as described above. This modified Black-Scholes valuation assumed that our options had a fair market value equal to 50% of the underlying share price at grant, which was generally consistent with the fair market value assumption applied to option grants of participating companies in the Radford Survey and was comparable to the average Black-Scholes ratio of the proxy peer group. This 50% ratio, however, can and will likely vary over time due to factors such as volatility of our share price and variability in the fair market value assumption applied to the participating companies in the Radford Survey.

In February 2010, in an effort to ensure that we remain competitive with the 50th percentile for long-term incentive compensation, we revised our guidelines for determining the amount of annual equity grants that we may make to executives and other employees. The guidelines continue to be value based. In 2009, the guideline midpoint was set between the 50th and 75th percentile; however, for 2010 we set the guideline midpoint to be at the 50th percentile. Additionally, we eliminated the high guideline and now simply have a minimum target (formerly referred to as midpoint) and a maximum target. The minimum is 50% of the target and the maximum is 150% of the target. Half of the value to be conveyed to executives and other employees is in the form of stock options, and the other half of the value is conveyed in the form of restricted stock units.

The following guidelines formed the basis for stock option grants to our executives that we made in March 2009 and stock option and restricted stock unit grants to our executives that we made in March 2010:

•	To calculate the actual number of options represented by the expected value of the award to each executive, we assume that the fair market value of each option is equivalent to 50% of the one-year average closing price of our common stock on the NYSE (ending on the fifth day prior to the date of grant). To arrive at the actual number of options to be granted to each executive, we then divide the total value desired to be granted in the form of options by 50% of this one-year average.

•	To calculate the actual number of restricted stock units represented by the expected value of the award to each executive, we assume that the fair market value of each restricted stock unit is equal to the one-year average closing price of our common stock on the NYSE (ending on the fifth day prior to the date of grant). To arrive at the actual number of restricted stock units to be granted to each executive, we then divide the total value to be granted in the form of restricted stock units by this one-year average.

The specific equity grant each executive receives is generally based on these guidelines, the executive’s individual performance and potential future contribution to our company. The compensation committee approves annual option grants concurrently with its determination of annual base salaries and annual cash bonuses. We also apply these guidelines for grants to newly hired executives. In March 2010, we granted 84,594 stock options and 42,297 restricted stock units to Mr. El-Hibri taking into account his involvement in achieving revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore. We also granted 44,291 stock options and 22,145 restricted stock units to Mr. Abdun-Nabi taking into account his involvement in achieving revenue of $234.8 million and net income in excess of $20 million, obtaining 4-year expiry dating for our BioThrax product, and our purchase of a large-scale manufacturing facility in Baltimore. We granted 18,638 stock options and 9,319 restricted stock units to Mr. Elsey taking into account his progress to date on enterprise risk management, expanding areas of responsibility and evolution of skills. We also granted 17,469 stock options and 8,734 restricted stock units to Mr. Keese taking into account his involvement in the number of doses of BioThrax produced during the year, manufacturing success rates, design of a changeover procedure for our new Lansing manufacturing facility, and the purchase of a large-scale manufacturing facility in Baltimore.

We generally make an annual equity grant to all executives and eligible employees on the third full trading day following the release of our financial results for the prior fiscal year. We generally make an equity grant on the third full trading day following the release of our financial results for the most recently completed fiscal quarter to executives and eligible employees who have been hired or promoted since the occurrence of the last equity grant. If circumstances warrant, we also may make equity grants at various other points throughout the year. The compensation committee makes all awards to executive officers, while our chief executive officer and chief operating officer have been authorized to make awards to eligible employees other than executive officers.

Our policy is to set the exercise price of all stock options equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. In general, options that we grant vest in three equal annual installments beginning one year from the date of grant and have a seven year term. The vesting feature of our stock option grants is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted stock option awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will generally not necessarily cause the committee to forego making, or reduce the amount of, any future award. The compensation committee does not take into account the current level of stock ownership by any executive officer when determining ongoing stock option grants. A significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

Benefits.  We maintain broad-based benefits and perquisites that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s salary. The matching contribution is fully and immediately vested.

Executive Severance Arrangements.  Compensation for executives includes severance and change of control arrangements, which are reflected in our severance plan and termination protection program. Our severance plan and termination protection program provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. Each year the compensation committee reviews benchmarking data to evaluate whether the benefits to be received by each executive continue to be competitive compared to our proxy peer group. In 2010, based on a review of this competitive data, the compensation committee adjusted Ms. Esposito’s percentage of base salary and stated period for continued employee benefits to which she would be entitled upon termination of employment under our severance plan and termination protection program from 75% to 100%, and from 9 months to 12 months, respectively. The severance plan and termination protection program is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The severance plan and termination protection program is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

In connection with a change of control, executives other than the chief executive officer are entitled to receive payments and benefits only as a result of an involuntary termination without cause or termination by the executive for good reason. In the case of the chief executive officer, the severance plan and termination protection program provides for a 30-day period following the first anniversary of the change of control in which he can resign for any reason and receive the payments and benefits due under the program. We have provided for this arrangement for our chief executive officer so that his future employment status with any successor to our company will not be a meaningful consideration in his evaluation of any potential corporate transaction.

In making its decision to adopt the severance plan and termination protection program, the compensation committee considered the views of the outside compensation consultant that the program was consistent with market practice, as well as information on the potential costs associated with the program. The triggers for benefits are based on market practice and the compensation committee’s view that some level of income continuation and, in some cases, accelerated equity vesting, should be provided in the event a named executive officer’s employment is terminated without cause or by the executive with good reason. In the case of the additional provision pursuant to which the chief executive officer can voluntarily resign in the 30-day period one year after a change in control, the compensation committee believes it to be appropriate considering that the chief executive officer is our founder. We do not provide any payments or benefits in the case of termination by the executive without good reason or in the case of termination for cause.

Other Executive Compensation Policies

Role of Executive Officers in Determining Executive Compensation.  The compensation committee approves all compensation decisions relating to our executive officers, including our chief executive officer. As part of this process, the chief executive officer, together with our vice president human resources, prepares compensation recommendations for each of our executive officers, other than himself, and presents these recommendations to the compensation committee for approval. In addition, the outside compensation consultant retained by the compensation committee periodically meets with management to gain input on objectives with respect to executive compensation and to collect information required to carry out its work.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our other three named executive officers (excluding our chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent, including, for example, potential payments under our severance plan and termination protection program.

“Nonqualified deferred compensation” is required by Section 409A of the Internal Revenue Code to be paid under plans or arrangements that satisfy certain statutory requirements regarding timing of deferral elections, timing of payments and certain other matters. Employees and service providers who receive compensation that fails to satisfy these requirements may be subject to accelerated income tax liabilities, a 20% excise tax, penalties and interest on their compensation under such plans. We therefore generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and service providers, including our named executive officers, to keep them either exempt from or in compliance with the requirements of Section 409A.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. The portion of the payments and benefits in excess of one times base amount are treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-in-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options and restricted stock units) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed below under “Payments Upon Termination or Change-in-Control” we provide certain of our executive officers with tax gross up payments in the event of a change-in-control.

Stock Ownership Requirements and Hedging Policies.  While we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, we do not currently have any formal stock ownership requirements or guidelines. In addition, we do not have any specific policies regarding the hedging of economic risk related to stock ownership.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of Emergent BioSolutions Inc.

Ronald B. Richard, Chair
Dr. Sue Bailey
Zsolt Harsanyi, Ph.D.

Compensation Committee Interlocks and Insider Participation

During 2009, Dr. Harsanyi, Mr. Richard and Dr. Bailey served as members of the compensation committee. No member of the compensation committee was at any time during 2009, or formerly, an officer or employee of Emergent BioSolutions or any subsidiary of Emergent BioSolutions, and no member of the compensation committee had any relationship with Emergent BioSolutions during 2009 requiring disclosure under Item 404 of Regulation S-K.

During 2009, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2009.

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal years ended December 31, 2009, 2008 and 2007 regarding the compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2009. We refer to these individuals as our named executive officers.

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Compensation (3)	Total

Fuad El-Hibri	2009	$585,628	$485,900	$885,486	$7,350	$1,964,364
Chief Executive Officer and	2008	$537,763	$323,250	$309,240	$3,132	$1,173,385
Chairman of the Board of	2007	$512,522	$307,858	$—	$4,303	$824,683
Directors
Daniel J. Abdun-Nabi	2009	$411,485	$231,169	$562,148	$7,350	$1,212,152
President and Chief Operating	2008	$390,671	$211,350	$231,930	$6,720	$840,671
Officer	2007	$351,467	$179,570	$277,854	$7,502	$816,393
R. Don Elsey	2009	$314,703	$142,057	$323,338	$7,350	$787,448
Senior Vice President Finance	2008	$295,962	$118,560	$132,973	$5,945	$553,440
and Administration, Chief	2007	$272,910	$91,313	$42,296	$7,137	$413,656
Financial Officer and Treasurer
Denise Esposito(4)	2009	$296,213	$109,634	$224,039	$8,060	$637,946
Senior Vice President,
General Counsel and Secretary
Kyle W. Keese(5)	2009	$296,673	$143,312	$200,240	$7,350	$647,575
Senior Vice President	2008	$280,288	$96,460	$123,696	$6,490	$506,934
Manufacturing Operations	2007	$259,391	$67,066	$42,296	$7,233	$375,986

(1)	Includes amounts deferred at the direction of the executive officer to our 401(k) plan and amounts paid to the executive officer for accrued and unused paid time off.

(2)	The amounts in the “Option Awards” column reflect grant date fair value of stock options granted to the named executive officers for the fiscal years indicated, calculated in accordance with SEC rules. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Each stock option reflected in the table vests in three equal installments on the first, second and third anniversaries of the date of grant.

(3)	Represents contributions that we made on behalf of the named executive officer to our 401(k) plan and insurance premiums that we paid with respect to life insurance for the benefit of the named executive officer.

(4)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment.

(5)	Mr. Keese was appointed to serve as our Senior Vice President Corporate Affairs in May 2007 and was appointed to serve as our Senior Vice President Manufacturing Operations in January 2008.

Employment Agreements

None of our named executive officers has an employment agreement with us. Each of our named executive officers is eligible for severance benefits pursuant to our severance plan and termination protection program as set forth in “— Payments Upon Termination or Change of Control.”

On an annual basis, the compensation committee determines salary increases, cash bonus amounts and stock option awards for our executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each executive officer’s annual base salary. We do not have any formal or informal policy or target for the amount of executive salary and bonus in proportion to total compensation.

Information Relating to Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made to each named executive officer during the fiscal year ended December 31, 2009 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

2009 Grants of Plan-Based Awards

		All Other
		Option Awards;	Exercise or Base	Closing Market	Grant Date Fair
		Number of Securities	Price of Option	Price on	Value of Stock and
Name	Grant Date	Underlying Options	Awards ($/sh)	Grant Date	Option Awards(1)

Fuad El-Hibri	3/10/2009	107,900	$18.90	$18.49	$885,486
Daniel J. Abdun-Nabi	3/10/2009	68,500	$18.90	$18.49	$562,148
R. Don Elsey	3/10/2009	39,400	$18.90	$18.49	$323,338
Denise Esposito	3/10/2009	27,300	$18.90	$18.49	$224,039
Kyle W. Keese	3/10/2009	24,400	$18.90	$18.49	$200,240

(1)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules.

In 2009, all stock options were granted under our 2006 Stock Incentive Plan, with an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. All stock options granted during 2009 to our executive officers vest in three equal installments on the first, second and third anniversaries of the date of grant.

Information Relating to Outstanding Equity Awards

The following table sets forth information regarding unexercised stock options outstanding as of December 31, 2009 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards
	Number of Securities
	Underlying
	Unexercised Options			Option Exercise	Option Expiration
Name	Exercisable	Unexercisable		Price	Date

Fuad El-Hibri	27,000	—		$10.13	12/12/2013
	—	66,666	(1)	$7.00	3/10/2015
	—	107,900	(2)	$18.90	3/9/2016
Daniel J. Abdun-Nabi	42,000	—		$10.13	12/12/2013
	20,000	10,000	(3)	$13.42	4/1/2014
	25,574	12,787	(4)	$8.43	6/13/2014
	25,000	50,000	(1)	$7.00	3/10/2015
	—	68,500	(2)	$18.90	3/9/2016
R. Don Elsey	5,000	—		$3.50	6/6/2010
	14,385	—		$13.26	9/20/2011
	10,000	—		$10.13	12/12/2013
	4,333	4,333	(4)	$8.43	6/13/2014
	—	28,666	(1)	$7.00	3/10/2015
	—	39,400	(2)	$18.90	3/9/2016
Denise Esposito(5)	10,000	—		$10.13	12/12/2013
	5,000	2,500	(3)	$13.42	4/1/2014
	13,334	26,666	(1)	$7.00	3/10/2015
	—	27,300	(2)	$18.90	3/9/2016
Kyle W. Keese	30,000	—		$10.13	12/12/2013
	8,667	4,333	(4)	$8.43	6/13/2014
	13,334	26,666	(1)	$7.00	3/10/2015
	—	24,400	(2)	$18.90	3/9/2016

(1)	Approximately one half of the unvested portion of this option vested on March 10, 2010 and the remaining unvested portion will vest on March 10, 2011.

(2)	Approximately one third of this option vested on March 9, 2010 and approximately another one third of this option will vest on each of March 9, 2011 and 2012.

(3)	The remaining unvested portion of this option will vest on April 2, 2010.

(4)	The remaining unvested portion of this option will vest on June 13, 2010.

(5)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment.

Information Relating to Option Exercises

The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2009 for each of the named executive officers on an aggregated basis.

2009 Option Exercises

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)

Fuad El-Hibri	216,804	$3,005,538
Daniel J. Abdun-Nabi	—	—
R. Don Elsey	14,334	$164,698
Denise Esposito(2)	—	—
Kyle W. Keese	—	—

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.

(2)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment.

Payments Upon Termination or Change of Control

In May 2006, our board of directors approved a severance plan and termination protection program effective April 1, 2006 for the benefit of employees with the title of chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the severance plan by our board of directors or, with the authorization of our board of directors, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the severance plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the severance plan and shall have no less favorable rights under the severance plan than any other participant. Each of our named executive officers is currently a participant in the severance plan.

The severance plan was initially effective through December 31, 2009. Commencing on December 31, 2009, and on December 31 of each year thereafter, the severance plan will be automatically extended for additional one-year periods unless we provide 90 days’ prior written notice to the participating employees that the term will not be extended.

If during the term of the severance plan we terminate a participant’s employment without cause, as defined in the severance plan, then the participant will be entitled to:

•	any unpaid base salary and accrued paid time-off through the date of termination;

•	a pro rata portion of the participant’s target annual bonus in respect of the year of termination;

•	any bonus earned but unpaid as of the date of termination for any previously completed year;

•	reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;

•	an amount equal to a specified percentage of the participant’s annual base salary, as indicated in the table below;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and

•	continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance, disability and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

		Stated Period for
	Percentage of	Continued Employee
Name	Annual Base Salary	Benefits

Fuad El-Hibri	150%	18 months
Daniel J. Abdun-Nabi	125%	15 months
R. Don Elsey	100%	12 months
Denise Esposito(1)	100%	12 months
Kyle W. Keese	100%	12 months

(1)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment.

Except with respect to any unpaid base salary, accrued paid time off and unreimbursed expenses, which shall be paid in a single lump sum within 30 days following termination, we will pay the amounts under the severance plan in equal monthly installments over the same stated period during which we have agreed to provide continued employee benefits to the terminated employee.

As a condition to payment of any amounts under the severance plan, the participant is required:

•	for the same stated period during which we have agreed to provide continued employee benefits to the terminated employee, not to:

—	induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,

—	induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

—	solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

—	engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;

•	upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

•	to sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

In connection with our implementation of the severance plan, in August 2006, we agreed to the following modifications and clarifications to Mr. El-Hibri’s contractual obligations and duties:

•	Mr. El-Hibri’s service as chairman of Digicel Holdings, which service terminated in October 2006, and his service as chairman of East West Resources Corporation, activities with Intervac, L.L.C. and Intervac Management, L.L.C., a member of the board of trustees of American University, a member of the board of directors of the International Biomedical Research Alliance and chairman of the board of trustees of El-Hibri Charitable Foundation and his management of his personal investments at levels of time and attention comparable to those that Mr. El-Hibri provided to such entities within the twelve months preceding our agreement with Mr. El-Hibri, do not violate his contractual obligations to us or interfere with his ability to perform his duties to us;

•	it is not a violation of Mr. El-Hibri’s contractual obligations to us if he pursues a business transaction or opportunity where such transaction or opportunity was first presented to Mr. El-Hibri in his capacity as an officer or director of the entities listed above or where such transaction or opportunity was first presented to us and our board of directors declined to pursue such transaction or opportunity; and

•	with respect to three employees who, at Mr. El-Hibri’s invitation, left their employment with East West Resources Corporation to accept employment with us, it is not a violation of Mr. El-Hibri’s non-solicitation agreement to induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage those employees to return to employment with East West Resources Corporation.

If during the term of the severance plan, we terminate a participant’s employment with cause, then the participant will not be entitled to receive any compensation, benefits or rights under the severance plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

If during the term of the severance plan, we terminate a participant’s employment without cause or a participant resigns for good reason, as defined in the severance plan, in each case within 18 months following a change of control, as defined in the severance plan, then the participant will be entitled to:

•	a lump sum amount, payable within 30 days following the date of termination, equal to the sum of:

—	any unpaid base salary and accrued paid time-off through the date of termination,

—	a pro rata portion of the participant’s target annual bonus in respect of the year of termination,

—	any bonus earned but unpaid as of the date of termination for any previously completed year,

—	any unreimbursed expenses incurred by the participant prior to the date of termination, and

—	an amount equal to a specified percentage of the sum of the participant’s base salary and the greater of the annual bonus that was paid to the participant in respect of the most recently completed year or the maximum annual bonus that could have been paid to the participant under an established bonus plan, if any, for the most recently completed year, as indicated in the table below;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;

•	any unvested stock options held by the participant that are outstanding on the date of termination will become fully vested as of that date, and the period, during which any stock options held by the participant that are outstanding on that date may be exercised, shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

•	continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance, disability and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

•	a gross-up payment with respect to applicable excise taxes on any payment to the participant;

•	the retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

•	the advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the severance plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

If during the term of the severance plan, we terminate a participant’s employment prior to a change of control, which subsequently occurs, at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to the same benefits and rights provided above, except that such benefits and rights shall be paid or distributed in the same manner (in installments, where applicable) as if we terminated a participant’s employment without cause, as described on page 23.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

	Percentage of	Stated Period for
	Annual Base Salary	Continued Employee
Name	and Bonus	Benefits

Fuad El-Hibri	250%	30 months
Daniel J. Abdun-Nabi	200%	24 months
R. Don Elsey	100%	12 months
Denise Esposito(1)	100%	12 months
Kyle W. Keese	100%	12 months

(1)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment, pursuant to which Ms. Esposito may receive severance payments or other benefits which are different than those described in this proxy statement.

Under the severance plan, our chief executive officer may designate up to two participants for whom any reason for resigning within the 30-day period following the first anniversary of a change of control shall also constitute good reason. Mr. El-Hibri has been designated as a participant to receive this benefit.

All payments under the severance plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A, then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination.

Our board of directors or any committee thereof designated by our board of directors is authorized to administer the severance plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the severance plan as it deems advisable.

The following tables set forth the amount of potential payments and value of benefits that each named executive officer who was serving as an executive officer on December 31, 2009 would receive upon termination of employment or a change of control of Emergent BioSolutions under our severance plan and termination protection program, assuming that the triggering event in question occurred on December 31, 2009.

Summary Of Potential Payments Upon Termination Or Change Of Control

	Termination without Cause
	Cash	Value of	Value of
Name	Payments (1)	Benefits (2)	Options (3)

Fuad El-Hibri	$1,236,250	$19,268	—
Daniel J. Abdun-Nabi	$698,629	$13,948	—
R. Don Elsey	$457,716	$10,110	—
Denise Esposito(4)	$317,958	$7,251	—
Kyle W. Keese	$401,274	$11,158	—

	Termination Prior to or in Connection with
	a Change of Control
	Cash	Value of	Value of
Name	Payments (5)	Benefits (6)	Options (3)

Fuad El-Hibri	$2,821,406	$32,113	$439,329
Daniel J. Abdun-Nabi	$1,535,221	$22,317	$397,181
R. Don Elsey	$635,556	$10,110	$211,267
Denise Esposito	$424,270	$7,251	$176,154
Kyle W. Keese	$545,964	$11,158	$198,087

(1)	The amounts in this column represent the aggregate amount equal to a specified percentage of the named executive officer’s annual base salary in effect on December 31, 2009 and the pro rata target bonus for 2009.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.

(3)	The amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $13.59, which is the closing market price per share of our common stock on December 31, 2009, and the per share exercise price of the applicable accelerated stock option.

(4)	Ms. Esposito’s employment with us terminated on March 12, 2010. We expect to enter into a severance arrangement with Ms. Esposito in connection with the termination of her employment, pursuant to which Ms. Esposito may receive severance payments or other benefits which are different than those described in this proxy statement.

(5)	The amounts in this column represent a lump sum payment equal to a specified percentage of the named executive officer’s annual base salary in effect on December 31, 2009 plus a specified percentage of the named executive officer’s 2008 bonus and pro rata target bonus for 2009.

(6)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2009 regarding the compensation of our directors who are not also named executive officers.

2009 Director Compensation

	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards(1)	Compensation	Total

Joe Allbaugh(2)	$14,743	$—	$—	$14,743
Dr. Sue Bailey	$38,360	$72,847	$—	$111,477
Zsolt Harsanyi, Ph.D	$46,001	$109,271	$—	$155,272
Jerome M. Hauer	$27,500	$72,847	$180,000 (3)	$280,347
Ronald B. Richard	$45,930	$109,271	$—	$155,201
Louis W. Sullivan, M.D.	$49,399	$109,271	$—	$158,670

(1)	The amounts in the “Option Awards” column reflect the grant date fair value of stock options granted to the directors named in the table above for the fiscal year ended December 31, 2009, calculated in accordance with SEC rules. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, Dr. Bailey, Dr. Harsanyi, Mr. Hauer, Mr. Richard and Dr. Sullivan held outstanding options to purchase 33,200, 64,800, 86,356, 74,800 and 100,756 shares of our common stock, respectively.

(2)	Mr. Allbaugh’s term as a Class III director expired on May 21, 2009 at our 2009 annual meeting of stockholders.

(3)	Represents consulting fees for Mr. Hauer in 2009. For more information, see “Transactions with Related Persons — Consulting Agreements.”

2009 Grants of Option Awards to Directors

The following table sets forth information regarding each grant of an option award to our directors who are not also named executive officers during the fiscal year ended December 31, 2009.

		Number of	Exercise Price of	Grant Date Fair
		Securities	Option Awards	Value of Option
Name	Grant Date	Underlying Options	($/sh)	Awards(1)

Joe Allbaugh(2)	—	—	—	—
Dr. Sue Bailey	5/21/2009	14,400	$11.67	$72,847
Zsolt Harsanyi, Ph.D	5/21/2009	21,600	$11.67	$109,271
Jerome M. Hauer	5/21/2009	14,400	$11.67	$72,847
Ronald B. Richard	5/21/2009	21,600	$11.67	$109,271
Louis W. Sullivan, M.D.	5/21/2009	21,600	$11.67	$109,271

(1)	The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value of each option award calculated in accordance with SEC rules.

(2)	Mr. Allbaugh, whose term as a Class III director expired on May 21, 2009 at our 2009 annual meeting of stockholders, did not receive a stock option grant in 2009.

Under our director compensation program, we pay each of our non-employee directors an annual retainer of $20,000 for service as a director. Each non-employee director also receives a fee for each board and committee meeting attended. The board meeting fee is $1,500 for attendance in person and $500 for attendance by telephone. The audit committee meeting fee is $1,500 for attendance in person and $500 for attendance by telephone. The compensation committee meeting fee is $1,000 for attendance in person and $300 for attendance by telephone. The nominating and corporate governance committee meeting fee is $1,000 for attendance in person and $300 for attendance by telephone. The lead director receives an additional annual retainer of $10,000. Each member of our audit committee receives an additional annual retainer of $5,000. Each member of our compensation committee receives an additional annual retainer of $3,000. Each member of our nominating and corporate governance committee receives an annual retainer of $3,000. We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Under the director compensation program in effect prior to the completion of our initial public offering, we granted a non-qualified option to purchase 43,156 shares of our common stock to each of our independent directors, unless the director’s appointment was pursuant to any transaction or other arrangement requiring such appointment, and to each non-employee director who did not qualify as an independent director if our board of directors determined that the option grant was necessary to attract such non-employee director to join the board. These options vested in three equal installments on the first, second and third anniversaries of the date of grant, have an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant and expire ten years from the date of grant, subject to the director’s continued service as a director. Upon a change in control, as defined in each director stock option agreement, we will have the option to purchase and redeem all the options owned by the director, or held for the benefit of the director, for a purchase price equal to the difference between the option exercise price and the fair market value.

In 2009, on the date of our annual meeting of stockholders pursuant to automatic stock option grants to non-employee directors under our 2006 Stock Incentive Plan, grants of equity awards were made by the board of directors as follows:

•	14,400 shares of common stock, provided that the director continued serving as a director after the annual meeting and had served on our board of directors for at least six months; and

•	if the non-employee director is serving as the chair of one or more committees of our board of directors, an additional 7,200 shares of common stock, provided that the director continued serving as a director after the annual meeting and had served on our board of directors for at least six months.

These stock options vest in three equal installments on the first, second and third anniversaries of the date of grant, have exercise prices equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant and expire ten years from the date of grant, subject to the director’s continued service as a director.

In 2010, we amended our director compensation program to provide for the award of both stock options and restricted stock units on an annual basis to directors. Grants of stock options continue to be automatic on the date of our annual meeting of stockholders pursuant to automatic option grants to non-employee directors under our Amended and Restated 2006 Stock Incentive Plan. Grants of restricted stock units are made by the board of directors effective on the date of the annual meeting of stockholders. Grants of equity awards are made in the following amounts:

•	an option to purchase 10,800 shares of common stock and a restricted stock unit award for 5,400 shares of common stock upon commencement of service on our board of directors;

•	an option to purchase 7,200 shares of common stock and a restricted stock unit award for 3,600 shares of common stock on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months; and

•	if the non-employee director is serving as the chair of one or more committees of our board of directors, an option to purchase an additional 3,600 shares of common stock and a restricted stock unit award for an additional 1,800 shares of common stock, on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 regarding securities authorized for issuance under our equity compensation plans, consisting of our Amended and Restated 2006 Stock Incentive Plan and our employee stock option plan, as amended. Both of our equity compensation plans were adopted with the approval of our stockholders. We no longer grant options under our employee stock option plan.

Equity Compensation Plan Information

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon		Under Equity
	Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(Excluding
	Options, Warrants	Outstanding	Securities Reflected
	and Rights	Options, Warrants	in Column(a))
Plan Category	(a)	and Rights(b)	(c)(1)

Equity compensation plans approved by stockholders	3,485,499	$12.72	4,586,304
Equity compensation plans not approved by stockholders	—	—	—

Total	3,485,499		4,586,304

(1)	In addition to being available for future issuance upon exercise of stock options and restricted stock unit awards that have been or may be granted after December 31, 2009, our Amended and Restated 2006 Stock Incentive Plan provides for the issuance of restricted stock awards and other stock-based awards.

PROPOSAL ONE — ELECTION OF DIRECTORS

Background

At the 2010 annual meeting, stockholders will have an opportunity to vote for the three Class I director nominees listed below. If elected, the terms of each of these three director nominees would expire at the 2013 annual meeting of stockholders. The persons named in our proxy card will vote to elect these three nominees as Class I directors, unless you withhold authority to vote for the election of any or all of these nominees by indicating as such in your proxy. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the Class I director nominees.

Directors and Nominees

The following paragraphs provide information as of the date of this proxy statement about each Class I director nominee and each member of our board of directors whose term continues after the 2010 annual meeting. The information presented includes information about each such director, including age, all positions and offices held with us, length of service as a director, principal occupation and employment for the past five years and the names of other publicly held companies of which he or she has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by our directors as of March 24, 2010, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Terms to Expire at the 2013 Annual Meeting (Class I Director Nominees)

Fuad El-Hibri, age 52, a director since 2004.  Mr. El-Hibri has served as chief executive officer and as chairman of our board of directors since June 2004. Mr. El-Hibri served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions. We subsequently renamed BioPort as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri served as chairman of Digicel Holdings, Ltd., a privately held telecommunications firm, from August 2000 to October 2006. He served as president of Digicel from August 2000 to February 2005. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the board of trustees of American University, a member of the advisory board of the Yale Healthcare Conference, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University, a member of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences, and a member of the advisory board of the Heifetz International Music Institute, a non-profit organization dedicated to helping develop the skills of young musicians. He also serves as chairman of El-Hibri Charitable Foundation. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University. We believe Mr. El-Hibri’s qualifications to serve on our board of directors include his prior experience, including his service as our chief executive officer and a director.

Jerome M. Hauer, age 58, a director since 2005.  Mr. Hauer has served as a director since June 2005. Mr. Hauer has served as chief executive officer of The Hauer Group, a consulting services firm, since March 2006. Mr. Hauer served as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations, a government relations service firm, from January 2005 to March 2006. Prior to joining

Fleishman-Hillard, Mr. Hauer served as the director of Response to Disaster and Emergencies Institute and assistant professor at the George Washington University School of Public Health from November 2003 to December 2004. Mr. Hauer served as acting assistant secretary for public health emergency preparedness of HHS from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. He also served as managing director of the crisis and consequence management group at Kroll Associates, a risk consulting firm, from October 2000 to February 2002. Mr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Mr. Hauer serves on the board of directors of Hollis Eden Pharmaceuticals, Inc., a publicly held pharmaceutical company. Mr. Hauer previously served as a member of the Health Advisory Board of the Johns Hopkins School of Public Health and as a member of the National Academy of Science’s Institute of Medicine’s Committee to Evaluate the R&D Needs for Improving Clinical Medical Response to Chemical or Biological Terrorism Incidents. Mr. Hauer received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University. We believe Mr. Hauer’s qualifications to serve on our board of directors include his significant experience in various governmental and public health organizations.

Ronald B. Richard, age 54, a director since 2005.  Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining Emergent BioSolutions, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds an honorary doctorate in humane letters from Notre Dame College. We believe Mr. Richard’s qualifications to serve on our board of directors include his industry experience, including his prior senior management positions.

Terms to Expire at the 2011 Annual Meeting (Class II Directors)

Zsolt Harsanyi, Ph.D., age 66, a director since 2004.  Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, since December 2004. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College. We believe Mr. Harsanyi’s qualifications to serve on our board of directors include his industry experience, including his senior executive and financial positions.

Louis W. Sullivan, M.D., age 76, a director since 2006.  Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of HHS. Dr. Sullivan serves on the boards of directors of United Therapeutics Corporation, BioSante Pharmaceuticals, Inhibitex, Inc. and Henry Schein, Inc., all publicly held biotechnology companies. He is a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Morehouse School of Medicine and Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College. We believe Mr. Sullivan’s qualifications to serve on our board of directors include his service on various other boards, as well as his medical background and prior senior positions in other organizations.

Terms to Expire at the 2012 Annual Meeting (Class III Directors)

Daniel J. Abdun-Nabi, age 55, a director since 2009.  Mr. Abdun-Nabi has served as president since April 2007 and chief operating officer since May 2007. Mr. Abdun-Nabi previously served as secretary from December 2004 to January 2008, senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. Mr. Abdun-Nabi received an L.L.M. in taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst. We believe Mr. Abdun-Nabi’s qualifications to serve on our board of directors include his business acumen and prior senior management positions.

Dr. Sue Bailey, age 66, a director since 2007.  Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland. We believe Dr. Bailey’s qualifications to serve on our board of directors include her medical background and prior senior positions in government.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our board of directors and audit committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of Ernst & Young LLP.

Ernst & Young also served as our independent registered public accounting firm for the fiscal year ended December 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

SOLICITATION OF PROXIES

We are conducting the solicitation of proxies, and the cost of solicitation will be borne by Emergent BioSolutions. In addition to the solicitation of proxies by mail and pursuant to Rule 14a-16 under the Securities Exchange Act of 1934, officers and employees of Emergent BioSolutions may solicit proxies in person, by telephone, facsimile or mail. We will reimburse brokers, banks or other custodians or nominees for their expenses in sending proxies and proxy materials to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2011 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Emergent BioSolutions Inc., Attn: Corporate Secretary, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850 no later than December 10, 2010. However, if the date of the 2011 annual meeting is changed by more than 30 days from the date of the 2010 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2011 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2011 annual meeting, the required notice must be received by our corporate secretary at our principal offices no earlier than January 20, 2011 and no later than February 19, 2011.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

By Order of the Board of Directors,

Jay G. Reilly
Vice President- Legal Affairs, Corporate Secretary and
Acting General Counsel

Rockville, Maryland
April 8, 2010

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL
MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR
PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE
ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE
MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE
PREVIOUSLY SUBMITTED A PROXY.

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
May 20, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://materials.proxyvote.com/29089Q
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20330000000000000000 9	052010

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	To elect the following three (3) nominees as Class I Directors, each for a term of three years.

NOMINEES:
☐	FOR ALL NOMINEES	O O O	Fuad El-Hibri Jerome M. Hauer Ronald B. Richard

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
May 20, 2010
Dear Stockholder:
Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent Biosolutions that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please vote your shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters.
Sincerely,
Emergent BioSolutions Inc.

▪
EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
     The undersigned, revoking all prior proxies, hereby appoints Fuad El-Hibri, R. Don Elsey and Kyle W. Keese as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the “Company”) held of record by the undersigned as of March 24, 2010 at the Annual Meeting of Stockholders to be held on May 20, 2010 at 10:00 a.m., Eastern time, at the Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington D.C. 20004, and at any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
(Continued and to be signed on the reverse side)

▪	14475	▪

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
May 20, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM, Eastern Time, the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://materials.proxyvote.com/29089Q
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■	20330000000000000000 9	052010

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	To elect the following three (3) nominees as Class I Directors, each for a term of three years.

NOMINEES:
☐	FOR ALL NOMINEES	O O O	Fuad El-Hibri Jerome M. Hauer Ronald B. Richard

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■